Exhibit 99.1

BJ’s Wholesale Club Names Scott Schmadeke, Executive Vice President, Chief Operations Officer

Krystyna Kostka named Chief Supply Chain Officer

BJ’s Wholesale Club (NYSE: BJ) today announced that Scott Schmadeke, Senior Vice President, Field and Fresh Operations, has been named Executive Vice President, Chief Operations Officer, effective immediately.

Schmadeke will have responsibility for all BJ’s clubs, distribution centers, logistics and asset protection and safety. He will report to Bob Eddy, Chairman and Chief Executive Officer, and will serve on the company’s executive leadership team.

Krystyna Kostka, currently Senior Vice President, Operations, has been named Chief Supply Chain Officer. She will lead the company’s distribution and logistics networks, planning and allocation and robotics and automation. Kostka will report to Schmadeke.

“Scott and Krystyna are dynamic leaders with deep knowledge of our company and impressive records at BJ’s,” Eddy said. “These changes will ensure that we continue to offer world-class service to our members and drive efficiency across our network as we deliver unbeatable value and profitable growth. I look forward to continuing to work with Scott and Krystyna as we take care of the families who depend on us.”

Schmadeke joined BJ’s in 2018 and made an immediate impact in elevating club performance with a relentless focus on team member development, member service and profitable growth. He led the transformation of BJ’s perishable distribution centers and most recently helped lead the highly successful roll out of BJ’s enhanced fresh offerings. Schmadeke has also been instrumental in the success of the company’s new club openings.

Kostka joined BJ’s in 2014, leading fuel operations. She has played a key role in the successful growth of BJ’s Gas. Kostka is also responsible for club and distribution center operations infrastructure. Most recently, Kostka has been the driving force behind the company’s deployment of robotics, automation and emerging technologies in BJ’s clubs and distribution centers.

Schmadeke and Kostka will fill the role previously held by Jeff Desroches, Executive Vice President, Chief Operations Officer, who has resigned from his position.

About BJ's Wholesale Club Holdings, Inc.

BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) is a leading operator of membership warehouse clubs focused on delivering significant value to its members and serving a shared purpose: “We take care of the families who depend on us.” The company provides a wide assortment of fresh foods, produce, a full-service deli, fresh bakery, household essentials and gas. In addition, BJ’s offers the latest technology, home decor, small appliances, apparel, seasonal items and more to deliver unbeatable value to smart-saving families. Headquartered in Marlborough, Massachusetts, the company pioneered the warehouse club model in New England in 1984 and operates 247 clubs and 182 Gas® locations in 20 states. For more information, please visit us at www.BJs.com or on Facebook, and Instagram.

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Investor:
Catherine Park
Vice President, Investor Relations
cpark@bjs.com
(774) 512-6744

Media:

Kirk Saville

Head of Corporate Communications

BJ’s Wholesale Club

ksaville@bjs.com

774-512-5597

Briana Keene

Sr. Manager, External Communications

BJ’s Wholesale Club

bkeene@bjs.com

774-512-6802